Crimson Forest Entertainment Signs Three-Picture Deal With Cargo Entertainment And Tunnel Post

Mon May 19, 2014 6:00pm EDT

Crimson Forest Entertainment Signs Three-Picture Deal With Cargo Entertainment And Tunnel Post

--Projects to Appeal to Audiences Worldwide and Specifically in China--

PR Newswire

CANNES, France and LOS ANGELES, May 19, 2014

CANNES, France and LOS ANGELES, May 19, 2014 /PRNewswire/ -- Crimson Forest Entertainment, a global independent motion picture studio, today announced it has entered into a three-picture co-production agreement with Cargo Entertainment and Tunnel Post Production for the following films: "Unknown Caller," "Impulse," and "Aurora." The agreement was negotiated by Justin Begnaud, chief operating officer of Crimson Forest, and Marina Grasic, chief executive officer of Cargo Entertainment and Luke Daniels executive in charge of production for Tunnel.

Crimson Forest and Cargo Entertainment will oversee financing and international sales, while Tunnel Post will provide post production services. The films are scheduled to go into

d other international markets.

"Partnering with Cargo Entertainment and Tunnel aligns with Crimson Forest's strategy to collaborate with talented production companies and serve as a conduit for delivering high-quality films to international audiences," said Jonathan Lim, chief executive officer of Crimson Forest Entertainment. "We believe these films are well-poised to appeal to audiences worldwide and specifically to audiences in China, which is Crimson Forest's focus in the context of a rapidly growing Chinese theatrical marketplace."

"Joining forces with Crimson Forest is a great opportunity to deliver high-quality films to international audiences," said Marina Grasic, chief executive officer of Cargo Entertainment. "We look forward to reaching audiences far and wide, especially one of the fastest growing contingents of movie-goers in the world – China."

"Crimson Forest is an ideal fit for Tunnel Post, as we expand our global reach and seek out projects that appeal to audiences on a global scale," said Alan Pao, chief executive officer of Tunnel Post. "China is an important marketplace for film, and we are excited to partner with Crimson Forest to deliver top-notch entertainment."

Producers for the three films are Daxing Zhang, Justin Begnaud and Jonathan Lim of Crimson Forest, Marina Grasic of Cargo Entertainment, and Jon Chiew of Huace Media. Executive producers are Alan Pao and Luke Daniels of Tunnel.

Following are brief synopses of the films:

- "Unknown Caller" written by Dwayne Alexander Smith and Doc Pedrolie is a psychological thriller. Production will begin later this year and the cast will be announced in the coming weeks.
- "Impulse" was written by Rich Ronat, and will star Tiger Chen from "Man of Tai Chi." It is set to film in Vancouver, Canada in the fall.
- The sci-fi/space odyssey adventure "Aurora" was written by Dan Bush and Conal Byrne and will be directed by Dan Bush. Production is slated to begin late 2014.

About Crimson Forest Entertainment

Crimson Forest Entertainment is a publicly traded, global independent motion picture studio that finances, produces and acquires theatrical quality feature films and television series with budgets up to $25 million for worldwide distribution. With offices in Shanghai and Los Angeles, the company plays an integral role in all aspects of the production process and looks to make strategic investments across a project's life cycle. More than a decade of experience in the China entertainment industry has allowed Crimson Forest to successfully conceptualize, produce and distribute various film and television projects in the local Chinese market, as well as position the company as a valuable partner in the ever-growing Chinese theatrical marketplace.For more information, visit the Crimson Forest Entertainment website at www.cfeg.tv.

About Cargo Entertainment

Cargo Entertainment, founded in 2011 by Marina Grasic, Jan Korbelin and Mark Lindsay, is a worldwide sales, financing, production, and distribution company focusing on theatrical, television and home entertainment. Combined, the three veteran industry executives have over 60 years of experience working in the entertainment industry at companies such as Miramax, Spelling Entertainment, Lorimar Studios, ProSieben Television, IFG and Sidney Kimmel Entertainment. Cargo is a bi-coastal company with offices in New York City and Los Angeles. It is also an affiliate of multi-platform production studio Curious Pictures. For more information, visit the Cargo Entertainment website at www.cargoentertainment.com.

About Tunnel Post Production

Tunnel Post is a Santa Monica-based company that utilizes its focus on technology to create, restore, and deliver high-end media content, including feature films, television programs, live programs, live events, commercials, music videos, and trailers. Tunnel started as a solution to a post-production problem and has since grown tremendously in both physical size and scope, now reaching beyond post product to all aspects of the TV and film industry. Tunnel operates in a state-of-the-art custom-built 15,000 square foot facility. For more information, visit the Tunnel Post Production website at www.tunnelpost.com.

Media and Investor Contact:
Keemia Ferasat/Evan Pondel
PondelWilkinson Inc.
310-279-5980
kferasat@pondel.com
epondel@pondel.com